Exhibit 4.9

AMENDMENT NO. 1

TO

PENNY AUCTION SOLUTIONS, INC.

PROMISSORY NOTE

December 10, 2012

WHEREAS, on February 9, 2012, Penny Auction Solutions, Inc., a Nevada corporation (the “Company”), issued an unsecured promissory note (the “Note”), pursuant to which it promised to pay to the order of Kodiak Capital Group, LLC (the “Holder”), the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), together with interest incurred thereon, as therein provided;

WHEREAS, the Note provided that, all principal and interest accrued and unpaid thereunder shall become due son December 12, 2012 (the “Maturity Date”);

WHEREAS, the Company and the Holder have determined that it is advisable and in their best interests to amend the Note to extend the Maturity Date to March 31, 2013;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Each of the first paragraph of the Note and Section 2(a) of the Note is hereby amended by deleting “December 12, 2012” and inserting “March 31, 2013” in lieu thereof.

2. This Amendment No. 1 may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Except to the extent necessary to implement the change set forth above, the Note shall remain unmodified and in full force and effect. This Amendment No. 1 shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada, without giving effect to the conflict of law provisions thereof.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment No. 1 to be signed on the date first set forth above.

PENNY AUCTION SOLUTIONS, INC.

By:	/s/ Michael Holt
Michael Holt, President

KODIAK CAPITAL GROUP, LLC

By:	/s/ Ryan Hodson
Ryan Hodson